Exhibit 4.3
DESCRIPTION OF CAPITAL STOCK
The following description of the capital stock of Chart Industries, Inc. (the “Company”) does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated By-Laws (the “Bylaws”).
The Company’s authorized capital stock consists of 160,000,000 shares, of which 150,000,000 shares are common stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares are preferred stock, par value $0.01 per share (the “Preferred Stock”). The Common Stock is listed on the New York Stock Exchange under the symbol “GTLS.”
Common Stock
Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the Company’s stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Subject to the rights of the holders of any Preferred Stock that may be outstanding, holders of Common Stock are entitled to receive and to share equally and ratably, share for share dividends as may be declared by the Company’s board of directors (the “Board”) out of funds legally available to pay dividends. Dividends upon Common Stock may be declared by the Board out of funds legally available to pay dividends at any regular or special meeting, and may be paid in cash, in property, or in shares of capital stock. Before payment of any dividend, there may be set aside out of any of the Company’s funds available for dividends, such sums as the Board deems proper as reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any of the Company’s property, or for any proper purpose, and the Board may modify or abolish any such reserve. The Company’s senior secured credit facility imposes, and the terms of any instruments or agreements governing the Company’s future indebtedness may impose, restrictions on the Company’s ability to declare dividends with respect to Common Stock.
Liquidation Rights. Upon liquidation, dissolution, distribution of assets or other winding up, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of the Company’s outstanding Preferred Stock. Neither a sale of substantially all of the property and assets of the Company nor a consolidation or merger of the Company into another corporation shall be deemed a liquidation of the Company.
Other Matters. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock.
Preferred Stock
The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of that series, including:
•the designation of such series;

•the number of shares to constitute such series;

•the voting powers and rights (if any) of the shares of such series;

•if such series has voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of Common Stock or one or more other series of Preferred Stock;

•the preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;

•the redemption rights and price(s), if any, of such series, and whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

•the dividend rights and preferences (if any) of such series, including, without limitation, (A) the rates of dividends payable thereon, (B) the conditions upon which and the time when such dividends are payable, (C) whether or not such dividends shall be cumulative or noncumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (D) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on Common Stock or any other series of Preferred Stock;

•the preferences and special rights (if any), and the amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Company;

•whether or not the shares of such series, at the option of the Company or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (A) shares of Common Stock, (B) shares of any other series of Preferred Stock or (C) any other stock or securities of the Company or any other corporation;

•if such series is to be convertible or exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and

•such other rights, powers and preferences with respect to the series as Board may deem advisable.

The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock.
6.75% Series B Mandatory Convertible Preferred Stock
On December 13, 2022, the Company issued 8,050,000 Depositary Shares (the “Depositary Shares”) each representing a 1/20th interest in a share of the Company’s 6.75% Series B Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”). The Mandatory Convertible Preferred Stock is, and any Common Stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be, fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock have no preemptive or preferential rights to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. Computershare Trust Company, N.A. is the transfer agent and registrar serves as the transfer agent, registrar, conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
The Mandatory Convertible Preferred Stock is not listed on any securities exchange or any automated dealer quotation system, but the Depositary Shares are listed on the New York Stock Exchange.
Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or rights upon the Company’s liquidation, winding-up or dissolution, as applicable, ranks:

•	senior to (i) the Common Stock and (ii) each other class or series of capital stock issued after the initial issue date the terms of which do not expressly provide that such capital stock ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution or (y) on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution (collectively referred to as “junior stock”)

•	on a parity with any class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank on a parity with the Mandatory Convertible Preferred Stock as to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution (collectively referred to as “parity stock”);

•	junior to (i) the Series A Preferred Stock, if issued, and (ii) each other class or series of capital stock issued after the initial issue date the terms of which expressly provide that such capital stock will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution (collectively referred to as “senior stock”); and

•	junior to the Company’s existing and future indebtedness.
In addition, the Mandatory Convertible Preferred Stock, with respect to dividend rights and rights upon the Company’s liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of the Company’s subsidiaries as well as the capital stock of the Company’s subsidiaries held by third parties.
Dividends
Subject to the rights of holders of any class of capital stock ranking senior to the Mandatory Convertible Preferred Stock with respect to dividends, including the Series A Preferred Stock (if issued), holders of shares of Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 6.75% on the liquidation preference of $1,000 per share of Mandatory Convertible Preferred Stock (equivalent to $67.50 per annum per share), payable in cash, by delivery of shares of the Common Stock or through any combination of cash and shares of the Common Stock, as determined by the Board in its sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” Declared dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 15, June 15, September 15 and December 15 of each year to, and including, December 15, 2025, commencing on, and including, March 15, 2023 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record as they appear on the Company’s stock register at 5:00 p.m., New York City time, on the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant dividend payment date (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.
A full dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the initial issue date of the Mandatory Convertible Preferred Stock and will end on, and exclude, the March 15, 2023 dividend payment date. The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the first dividend period will be approximately $17.25 per share (based on the annual dividend rate of 6.75% and a liquidation preference of $1,000 per share) and will be payable, when, as and if declared, on March 15, 2023. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be approximately $16.875 per share (based on the annual dividend rate of 6.75% and a liquidation preference of $1,000 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.
No dividend will be declared or paid upon, or any sum or number of shares of Common Stock set apart for the payment of dividends upon, any outstanding share of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.
The Company’s ability to declare and pay cash dividends and make other distributions with respect to the Company’s capital stock, including the Mandatory Convertible Preferred Stock, is limited by the terms of the

Company’s existing indebtedness and may be limited by the terms of any future indebtedness. In addition, the Company’s ability to declare and pay dividends may be limited by applicable Delaware law.
So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of junior stock, and no Common Stock or other junior stock or parity stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of the Company’s subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum or number of shares of Common Stock have been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) a dividend payable on any Common Stock or other junior stock in shares of any Common Stock or other junior stock; (ii) the acquisition of shares of any Common Stock or other junior stock in exchange for, or a purchase, redemption or other acquisition for value of shares of any Common Stock or other junior stock with the proceeds of a substantially concurrent sale of, shares of any Common Stock or other junior stock and the payment of cash in lieu of any fractional share; (iii) purchases of fractional interests in shares of any Common Stock or other junior stock pursuant to the conversion or exchange provisions of such shares of other junior stock or any securities exchangeable for or convertible into such shares of Common Stock or other junior stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of the Company’s or its subsidiaries’ employees, officers, directors, consultants or independent contractors, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards and the payment of cash in lieu of any fractional share; (v) any dividends or distributions of rights or Common Stock or other junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, and the payment of cash in lieu of fractional shares; (vi) purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date; (vii) the acquisition by the Company or any of the Company’s subsidiaries of record ownership in Common Stock or other junior stock or parity stock on behalf of any other persons (other than the Company or any of the Company’s subsidiaries) that is a beneficial owner thereof, including as trustees or custodians; (viii) the exchange or conversion or reclassification of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation preference) and the payment of cash in lieu of fractional shares; or (ix) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by the Company or any of the Company’s subsidiaries, of any debt securities that are convertible into, or exchangeable for, the Common Stock (or into or for any combination of cash and the Common Stock based on the value of the Common Stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the foregoing provision.
When dividends on shares of the Mandatory Convertible Preferred Stock have not been paid in full on any dividend payment date or declared and a sum or number of shares of Common Stock sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity stock unless dividends are declared on the Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Stock and each such other class or series of parity stock shall bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and such class or series of parity stock (which dollar amount will, if dividends on such class or series of parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof) (subject to their having been declared by the Board, or an authorized committee thereof, out of legally available funds) bear to each other immediately prior to the payment of such dividends, in proportion to their respective liquidation preferences; provided that any unpaid dividends will continue to accumulate.
For the avoidance of doubt, the provisions described in this section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board, or an authorized committee thereof, may be declared and paid on any securities, including Common Stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.
If the Company (or an applicable withholding agent) is required to withhold on distributions of Common Stock to a holder and pay the applicable withholding taxes, the Company may, at its option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of Common Stock payable to such holder.

Method of Payment of Dividends
Subject to the limitations described below, the Company may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period), as determined by the Board in its sole discretion:

•	by paying cash;

•	by delivering shares of Common Stock; or

•	through any combination of paying cash and delivering shares of Common Stock.
The Company will make each payment of a declared dividend on the Mandatory Convertible Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment in shares of Common Stock. The Company will give the holders of the Mandatory Convertible Preferred Stock notice of any such election, and the portion of such payment that will be made in cash and the portion that will be made in Common Stock, on the earlier of the date the Company declares such dividend and the tenth scheduled trading day (as defined below) immediately preceding the dividend payment date for such dividend.
No Redemption
The Company may not redeem the Mandatory Convertible Preferred Stock. However, at the Company’s option, the Company may purchase the Mandatory Convertible Preferred Stock or Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.
Liquidation Preference
In the event of the Company’s voluntary or involuntary liquidation, winding-up or dissolution, each holder of Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of the Mandatory Convertible Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the Company’s assets available for distribution to the Company’s stockholders, after satisfaction of liabilities to the Company’s creditors and holders of any senior stock (including the Series A Preferred Stock, if issued) and before any payment or distribution is made to holders of junior stock (including Common Stock). If, upon the Company’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference, plus an amount equal to accumulated and unpaid dividends of the Mandatory Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and any parity stock will share equally and ratably in any distribution of the Company’s assets in proportion to the respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Stock will have no right or claim to any of the Company’s remaining assets.
Neither the sale of all or substantially all of the Company’s assets or business (other than in connection with the Company’s liquidation, winding-up or dissolution), nor the Company’s merger or consolidation into or with any other person, will be deemed to be the Company’s voluntary or involuntary liquidation, winding-up or dissolution.
The certificate of designations for the Mandatory Convertible Preferred Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.
Voting Rights
The holders of the Mandatory Convertible Preferred Stock do not have voting rights other than those described below, except as specifically required by Delaware law.
Whenever dividends on any shares of Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date and ending on, but excluding, March 15, 2023), whether or not for consecutive dividend periods (a “nonpayment”), the holders of such shares of Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of voting preferred stock (as defined below) then outstanding, will be entitled at the Company’s next special or annual meeting of stockholders to vote for the election of a total of two additional members of the Board (the “preferred stock directors”); provided that the election of any such directors will not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided further that the Board shall at no time include more than two preferred stock directors. In the event of a nonpayment, the Company will increase the number of directors on the Board by two, and the new directors will be elected at an annual or special meeting of stockholders called by the Board, subject to its fiduciary duties, at the request of the holders of at least 25% of the shares of Mandatory Convertible Preferred Stock or of any other series of voting preferred stock (provided that if such request is not received at least 90 calendar days before the date fixed for the next annual or special meeting of the stockholders, such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting, so long as the holders of Mandatory Convertible Preferred Stock continue to have such voting rights.
As used herein, “voting preferred stock” means any other class or series of parity stock upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Mandatory Convertible Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other voting preferred stock voted.
If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside (a “nonpayment remedy”), the holders of Mandatory Convertible Preferred Stock shall immediately and, without any further action by the Company, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of Mandatory Convertible Preferred Stock and all other holders of voting preferred stock have terminated, the term of office of each preferred stock director so elected will terminate at such time and the number of directors on the Board shall automatically decrease by two.
Any preferred stock director may be removed at any time with or without cause by the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred stock director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred stock director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Mandatory Convertible Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a class) when they have the voting rights described above; provided that the filling of each vacancy will not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which the Company’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors.
So long as any shares of Mandatory Convertible Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Mandatory Convertible Preferred Stock given in person or by proxy, either in writing or at a meeting:

•	authorize or create, or increase the authorized amount of, any senior stock except for the authorization and creation of the shares of Series A Preferred Stock issued in partial payment of the purchase price for the Company’s proposed acquisition of the business of Howden (the “Acquisition”) or in connection with any proposed amendments to the terms thereof; or

•	amend, alter or repeal the provisions of the Certificate of Incorporation or the certificate of designations for the shares of Mandatory Convertible Preferred Stock so as to materially and adversely affect the rights, preferences, privileges or voting powers of the shares of Mandatory Convertible Preferred Stock; or

•	consummate a binding share exchange or reclassification involving the shares of Mandatory Convertible Preferred Stock or a merger or consolidation of the Company with another entity, unless either (i) the shares of Mandatory Convertible Preferred Stock remain outstanding and have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole, or (ii) in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, the shares of Mandatory Convertible Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and such preference securities have rights, preferences, privileges and voting powers, taken as a whole, that are no less favorable to the holders thereof in any material respect than the rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that (1) any increase in the amount of the Company’s authorized but unissued shares of preferred stock, (2) any increase in the authorized or issued shares of Mandatory Convertible Preferred Stock, (3) the creation and issuance of shares of Series A Preferred Stock in partial payment of the purchase price for the Acquisition or in connection with any proposed amendments to the terms thereof, (4) the creation and issuance, or an increase in the authorized or issued amount, of any series of junior stock or any other series of parity stock and (5) the application of the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes in the the Common Stock,” will in each case be deemed not to materially and adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock.
Without the consent of the holders of the Mandatory Convertible Preferred Stock, the Company may amend, alter, supplement, or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing the Certificate of Incorporation, the certificate of designations or any certificate representing the Mandatory Convertible Preferred Stock for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the certificate of designations for the Mandatory Convertible Preferred Stock and that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock; or

•	to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).
Mandatory Conversion
Each outstanding share of the Mandatory Convertible Preferred Stock, unless previously converted, will automatically convert on the mandatory conversion date, into a number of shares of Common Stock equal to the conversion rate described below. If the Company declares a dividend for the dividend period ending on December 15, 2025, the Company will pay such dividend to the holders of record as of December 1, 2025, as described above under “—Dividends.” If on or prior to December 1, 2025 the Company has not declared all or any portion of all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock through December 15, 2025, the conversion rate will be adjusted so that holders receive an additional number of shares of Common Stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”), divided by the greater of (i) the floor price and (ii) 97% of the five-day average price (calculated as if the applicable dividend payment date were December 15, 2025). To the extent that the additional conversion amount exceeds the product of such number of additional shares and 97% of such five-day average price, the Company will, if the Company is legally able to do so, pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Stock.

The conversion rate, which is the number of shares of Common Stock issuable upon conversion of each share of Mandatory Convertible Preferred Stock on the mandatory conversion date (excluding any shares of Common Stock issued in respect of accumulated but unpaid dividends, if any), will be as follows:

•
if the applicable market value of Common Stock is greater than the “threshold appreciation price,” then the conversion rate will be 7.0520 shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “minimum conversion rate”), which is approximately equal to $1,000 divided by the threshold appreciation price;

•
if the applicable market value of Common Stock is less than or equal to the threshold appreciation price but equal to or greater than the “initial price,” then the conversion rate will be equal to $1,000 divided by the applicable market value of Common Stock, rounded to the nearest ten-thousandth of a share, which will be between 7.0520 and 8.4620 shares of Common Stock per share of Mandatory Convertible Preferred Stock; or

•
if the applicable market value of Common Stock is less than the initial price, then the conversion rate will be 8.4620 shares of Common Stock per share of Mandatory Convertible Preferred Stock (the “maximum conversion rate”), which is approximately equal to $1,000 divided by the initial price.

The “initial price” equals $1,000, divided by the maximum conversion rate, rounded to the nearest $0.0001, and is initially $118.1754.
The “threshold appreciation price” equals $1,000, divided by the minimum conversion rate, rounded to the nearest $0.0001, and represents an approximately 20% appreciation over the initial price.
The minimum conversion rate and the maximum conversion rate are collectively referred to as the “fixed conversion rates.” The fixed conversion rates and the applicable market value are each subject to adjustment as described under “—Anti-dilution Adjustments” below.
Definitions
“applicable market value” means the average VWAP per share of Common Stock over the final averaging period.
“final averaging period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding December 15, 2025.
“mandatory conversion date” means the second business day immediately following the last trading day of the final averaging period. The “mandatory conversion date” is expected to be December 15, 2025.
“market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common stock.
A “scheduled trading day” is any day that is scheduled to be a trading day.
“trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “trading day” means a “business day.”
“VWAP” per share of Common Stock on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “GTLS <Equity> AQR” (or its equivalent successor if such page is not available)

in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per share of the Common Stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose. The “average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each trading day in such period.
Conversion at the Option of the Holder
Other than during a fundamental change conversion period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”), holders of the Mandatory Convertible Preferred Stock have the right to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), at any time prior to December 15, 2025, into shares of Common Stock at the minimum conversion rate, subject to adjustment as described under “—Anti-dilution Adjustments” below.
If as of the effective date of any early conversion (the “early conversion date”), the Company has not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the dividend payment date immediately preceding such early conversion date, the conversion rate will be adjusted so that converting holders receive an additional number of shares of Common Stock equal to such amount of accumulated and unpaid dividends that have not been declared for such full dividend periods (the “early conversion additional conversion amount”), divided by the greater of (i) the floor price and (ii) the average VWAP per share of Common Stock over the 20 consecutive trading day period ending on, and including, the second trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the early conversion additional conversion amount exceeds the product of such number of additional shares and the early conversion average price, the Company will not have any obligation to pay the shortfall in cash.
Except as described in the immediately preceding paragraph, upon any optional conversion of any shares of the Mandatory Convertible Preferred Stock pursuant to this “—Conversion at the Option of the Holder” section, the Company will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted shares as of such record date, as described under “—Dividends.”
Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount
General
If a fundamental change (as defined below) occurs on or prior to December 15, 2025, holders of the Mandatory Convertible Preferred Stock will have the right (the “fundamental change early conversion right”) to: (i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of Mandatory Convertible Preferred Stock), into shares of Common Stock at the fundamental change conversion rate described below; (ii) with respect to such converted shares, receive an amount equal to the present value, calculated using a discount rate of 10.4% per annum, of all dividend payments on such shares (excluding any accumulated and unpaid dividends for any dividend period prior to the effective date of the fundamental change, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding the effective date to, but excluding, the effective date (collectively, the “accumulated dividend amount”)) for all the remaining full dividend periods and for the partial dividend period from, and including, the effective date to, but excluding, the next dividend payment date (the “fundamental change dividend make-whole amount”); and (iii) with respect to such converted shares, to the extent that, as of the effective date of the fundamental change, there is any accumulated dividend amount, receive payment of the accumulated dividend amount (clauses (ii) and (iii), together, the “make-whole dividend amount”), in the case of clauses (ii) and (iii), subject to the Company’s right to deliver shares of Common Stock in lieu of all or part of such amounts as described under “—Make-whole dividend amount” below; provided that, if the effective date or the conversion date falls after the record date for a declared dividend and prior to the next dividend payment date, such dividend will be paid on such dividend payment date to the holders as of such record date, as described under “—Dividends,” such dividend will not be included in the accumulated dividend amount, and the fundamental change dividend make-whole amount will not include the present value of the payment of such dividend.
To exercise the fundamental change early conversion right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “fundamental change conversion period”) beginning on, and including, the effective date of such fundamental change (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is the earlier of (a) 20 calendar days after the effective date (or, if later, the date that is 20 calendar days after holders receive notice of such fundamental change) and (b) December 15, 2025. For the avoidance of doubt, the fundamental change conversion period may not end on a date that is later than December 15, 2025. Holders of Mandatory Convertible Preferred Stock who submit their shares for conversion during the fundamental change conversion period will have such shares converted at the conversion rate specified in the table below (the “fundamental change conversion rate”) and will be entitled to receive the make-whole dividend amount. Holders of Mandatory Convertible Preferred Stock who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their shares of Mandatory Convertible Preferred Stock at the fundamental change conversion rate or to receive the make-whole dividend amount.
The Company will notify holders of the effective date of a fundamental change no later than the second business day following such effective date.
A “fundamental change” will be deemed to have occurred at the time any of the following occurs after the initial issue date of the Mandatory Convertible Preferred Stock:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, the Company’s wholly owned subsidiaries and the Company’s and their employee benefit or incentive plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting power of Common Stock or the Company otherwise becomes aware of such beneficial ownership;

(2)	the consummation of (A) any recapitalization, reclassification or change of Common Stock (other than a change only in par value or changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, or would represent solely the right to receive, stock, other securities, other property or assets (including cash); (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets (including cash); or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s wholly owned subsidiaries; or

(3)	Common Stock (or other Common Stock comprising all or part of the exchange property) ceases to be listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).
A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by all of the Company’s common stockholders, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of Common Stock that are listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Mandatory Convertible Preferred Stock becomes convertible into or exchangeable for such consideration, excluding cash payments for fractional shares or pursuant to dissenters’ appraisal rights.
If any transaction in which Common Stock is replaced by the securities of another entity occurs, following completion of any related fundamental change conversion period (or, if none, on the effective date of such transaction), references to the Company in the definition of “fundamental change” above shall instead be references to such other entity.
Fundamental change conversion rate
The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change and the price (the “stock price”) paid (or deemed paid) per share of

Common Stock in such transaction. If all holders of Common Stock receive only cash in exchange for their Common Stock in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average VWAP per share of the Common Stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date of the relevant fundamental change.
The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner and at the same time as each fixed conversion rate as set forth under “—Anti-dilution Adjustments.”
The following table sets forth the fundamental change conversion rate per share of Mandatory Convertible Preferred Stock for each stock price and effective date set forth below.

	Stock Price
Effective Date	$60.00	$70.00	$80.00	$90.00	$100.00	$118.18	$130.00	$141.80	$160.00	$170.00	$180.00	$190.00	$200.00	$210.00	$220.00
December 13, 2022	7.6820	7.5860	7.5060	7.4380	7.3800	7.2980	7.2560	7.2220	7.1780	7.1580	7.1420	7.1260	7.1140	7.1020	7.0920
December 15, 2023	7.8940	7.7800	7.6800	7.5920	7.5140	7.4020	7.3440	7.2960	7.2360	7.2080	7.1860	7.1660	7.1480	7.1340	7.1200
December 15, 2024	8.1960	8.0780	7.9560	7.8380	7.7260	7.5540	7.4620	7.3840	7.2920	7.2500	7.2160	7.1880	7.1640	7.1440	7.1260
December 15, 2025	8.4620	8.4620	8.4620	8.4620	8.4620	8.4620	7.6920	7.0520	7.0520	7.0520	7.0520	7.0520	7.0520	7.0520	7.0520

The exact stock price and effective date may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•	if the stock price is in excess of $220.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the minimum conversion rate; and

•	if the stock price is less than $60.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate will be the maximum conversion rate.
Make-whole dividend amount
For any shares of Mandatory Convertible Preferred Stock that are converted during the fundamental change conversion period, subject to the limitations described below, the Company may pay the make-whole dividend amount, determined in the Company’s sole discretion:

•	by paying cash;

•	by delivering shares of Common Stock; or

•	through any combination of paying cash and delivering shares of Common Stock.
The Company will pay the make-whole dividend amount in cash, except to the extent the Company elects on or prior to the second business day following the effective date of a fundamental change to make all or any portion of such payments by delivering shares of Common Stock. If the Company elects to make any payment of the make-whole dividend amount, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at 97% of the stock price.

No fractional shares of Common Stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in respect of the make-whole dividend amount. The Company will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of a share of Common Stock based on the average VWAP per share of Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.
Notwithstanding the foregoing, with respect to any conversion of Mandatory Convertible Preferred Stock during the fundamental change conversion period, in no event will the number of shares of Common Stock that the Company delivers in lieu of paying all or any portion of the make-whole dividend amount in cash exceed a number equal to the portion of the make-whole dividend amount to be paid by the delivery of Common Stock, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the portion of the make-whole dividend amount as to which the Company has elected to deliver shares of Common Stock in lieu of paying cash exceeds the product of the number of shares of Common Stock delivered in respect of such portion of the make-whole dividend amount and 97% of the stock price, the Company will, if the Company is legally able to do so, notwithstanding any notice by the Company to the contrary, pay such excess amount in cash.
In addition, if the Company is prohibited from paying or delivering, as the case may be, the make-whole dividend amount (whether in cash or in shares of Common Stock), in whole or in part, due to limitations of applicable Delaware law, the conversion rate will instead be increased by a number of shares of Common Stock equal to the cash amount of the aggregate unpaid and undelivered make-whole dividend amount, divided by the greater of (i) the floor price and (ii) 97% of the stock price. To the extent that the cash amount of the aggregate unpaid and undelivered make-whole dividend amount exceeds the product of such number of additional shares and 97% of the stock price, the Company will not have any obligation to pay the shortfall in cash.
Not later than the second business day following the effective date of a fundamental change, the Company will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether the Company will pay such amount, or any portion thereof, in shares of Common Stock and, if applicable, the portion of such amount that will be paid in Common Stock; and

•	the accumulated dividend amount and whether the Company will pay such amount, or any portion thereof, in shares of Common Stock and, if applicable, the portion of such amount that will be paid in Common Stock.
The Company’s obligation to deliver shares at the fundamental change conversion rate and pay the fundamental change dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Conversion Procedures
Upon mandatory conversion
Any outstanding shares of Mandatory Convertible Preferred Stock will automatically convert into shares of Common Stock on the mandatory conversion date. The person or persons entitled to receive the shares of Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided under “—Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the mandatory conversion date, the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and holders of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

Upon early conversion
If a holder elects to convert its shares of Mandatory Convertible Preferred Stock prior to December 15, 2025, in the manner described under “—Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” such holder must observe the conversion procedures set forth below.
If such holder holds a beneficial interest in a global share of Mandatory Convertible Preferred Stock, to convert its shares of Mandatory Convertible Preferred Stock early, such holder must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if such holder’s shares of Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the certificate of designations.
The conversion date will be the date on which the converting holder has satisfied the foregoing requirements; provided that, for the avoidance of doubt, in no event may such conversion date occur after December 15, 2025. A holder that early converts its shares of Mandatory Convertible Preferred Stock will not be required to pay any taxes or duties relating to the issuance or delivery of Common Stock if such holder exercises its early conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than the name of such holder. Shares of Common Stock will be issued and delivered only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full and will be issued on the later of the second business day immediately succeeding the conversion date and the business day after such holder has paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the shares of Common Stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of Common Stock issuable upon early conversion of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose and a holder of shares of the Mandatory Convertible Preferred Stock will have no rights with respect to such shares of Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Fractional shares
No fractional shares of Common Stock will be issued to holders of Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the relevant conversion date.
If more than one share of Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so surrendered.

Anti-dilution Adjustments
Each fixed conversion rate will be adjusted if:

(1)
The Company issues Common Stock to all or substantially all holders of Common Stock as a dividend or other distribution, in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or other distribution will be multiplied by a fraction:

•	the numerator of which is the sum of (x) the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the total number of shares of Common Stock constituting such dividend or other distribution, and

•	the denominator of which is the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination.
Any increase made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be decreased, effective as of the date the Board, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury.

(2)	The Company issues to all or substantially all holders of Common Stock rights or warrants (other than rights or warrants issued pursuant to a stockholder rights plan, customary dividend reinvestment plan or customary share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days after the announcement date of such issuance, to subscribe for or purchase Common Stock at less than the “current market price” (as defined below) of the Common Stock, in which case each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is the sum of (x) the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (y) the number of shares of Common Stock issuable pursuant to such rights or warrants, and

•
the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to 5:00 p.m., New York City time, on the date fixed for such determination and (ii) the number of shares of Common Stock equal to the quotient of the aggregate offering price payable to exercise such rights or warrants, divided by the current market price of the Common Stock.

Any increase made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be decreased, effective as of the date the Board, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be decreased to such fixed conversion rate that would then be in effect had the increase made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase shares of Common Stock at less than the current market price, and in determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the amount payable upon exercise or conversion thereof, the value of such consideration (if other than cash) to be determined by the Board, or an authorized committee thereof. For the purposes of this clause (2), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not issue any such rights or warrants in respect of shares of Common Stock held in treasury.

(3)
The Company subdivides or combines the Common Stock, in which event each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination will be multiplied by a fraction:

•	the numerator of which is the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of Common Stock outstanding immediately prior to such subdivision or combination.
Any adjustment made pursuant to this clause (3) shall become effective immediately after 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(4)	The Company distributes to all or substantially all holders of Common Stock evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock (other than rights issued pursuant to a stockholder rights plan so long as such rights have not separated from the Common Stock), cash or other assets, excluding:

•	any dividend or distribution as to which an adjustment was effected pursuant to clause (1) above;

•	any rights or warrants as to which an adjustment was effected pursuant to clause (2) above;

•	any dividend or distribution as to which the provisions set forth in clause (5) below shall apply; and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for the determination of holders of Common Stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of the Common Stock, and

•	the denominator of which is the current market price of the Common Stock minus the fair market value, as determined by the Board, or an authorized committee thereof, on the ex-date of such distribution, of the portion of the evidences of indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets so distributed applicable to one share of Common Stock.
Any increase made pursuant to the preceding paragraph will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date the Board, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared.
In the event that the Company makes a distribution to all holders of Common Stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of the Company’s, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-date of such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of the Common Stock and the current market price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common stock, and

•	the denominator of which is the current market price of the Common Stock.
Any increase made pursuant to the preceding paragraph shall be made immediately following the determination of the current market price of the Common Stock, but shall become retroactively effective immediately after 9:00 a.m., New York City time, on the ex-date of such distribution. In the event that such distribution described in the preceding paragraph is not so made, each fixed conversion rate shall be decreased, effective as of the date the Board, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. Because the Company will make any increase to each fixed conversion rate pursuant to the preceding paragraph with retroactive effect, the Company will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of Common Stock issuable upon such conversion occurs during the period for determining the current market price pursuant to the preceding paragraph until the second business day immediately following the last trading day of such period.

(5)	The Company makes a dividend or distribution consisting exclusively of cash to all or substantially all holders of Common Stock, excluding:

•	any cash that is distributed in exchange for Common Stock in a reorganization event (as described below),

•	any dividend or distribution in connection with the Company’s liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer covered by clause (6), in which event, each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of the Common Stock, and

•	the denominator of which is the current market price of the Common Stock minus the amount per share of Common Stock of such dividend or distribution.
Any increase made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution. In the event that any dividend or distribution described in this clause (5) is not so made, each fixed conversion rate shall be decreased, effective as of the date the Board, or an authorized committee thereof, publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate which would then be in effect if such dividend or distribution had not been declared.

(6)
The Company or any of its subsidiaries successfully completes a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for Common Stock where the cash and the value of any other consideration included in the payment per share of Common Stock exceeds the current market price of the Common Stock, in which event each fixed conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined by the Board, or an authorized committee thereof) on the expiration date of any other consideration paid or payable for shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of the Common Stock; and

2.	the number of shares of Common Stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer), and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of the Common Stock; and

(ii)	the number of shares of Common Stock outstanding immediately prior to the time such tender or exchange offer expires (without giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer).
Any increase made pursuant to this clause (6) shall be made immediately following the determination of the current market price of the Common Stock, but shall become retroactively effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that the Company is, or one of its subsidiaries is, obligated to purchase shares of Common stock pursuant to any such tender offer or exchange offer, but the Company is, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be decreased to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). Because the Company will make any increase to each fixed conversion rate pursuant to this clause (6) with retroactive effect, the Company will delay the settlement of any conversion of Mandatory Convertible Preferred Stock where any date for determining the number of shares of Common Stock issuable upon such conversion occurs during the period for determining the current market price pursuant to this clause (6) until the second business day immediately following the last trading day of such period.
In cases where (i) the fair market value of the evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets distributed per share of Common Stock as to which clause (4) above applies (except with respect to a spin-off), or (ii) the amount of cash distributed per share of Common Stock as to which clause (5) above applies, in each case, equals or exceeds the average VWAP per share of Common Stock over the ten consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date of such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, at the same time and upon the same terms as holders of Common Stock, the kind and amount of the evidences of the Company’s indebtedness, shares of capital stock, securities, rights to acquire the Company’s capital stock, cash or other assets, as the case may be, comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution, for each share of Mandatory Convertible Preferred Stock, a number of shares of Common Stock equal to the maximum conversion rate in effect on the date of such distribution.
To the extent that the Company has a rights plan in effect with respect to the Common Stock on any conversion date, upon conversion of any shares of the Mandatory Convertible Preferred Stock, a converting holder will receive, in addition to Common Stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from the Common Stock, in which case each fixed conversion rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of Common Stock, the rights described therein (unless such rights or warrants have separated from the Common Stock (in which case each fixed conversion rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock as described in the portion of clause (4) above not relating to a spin-off, subject to readjustment in the event of the expiration, termination or redemption of such rights)) shall not constitute a distribution of rights or warrants that would entitle such holder to an adjustment to the fixed conversion rates.
For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•	clause (2), clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the “current market price” of the Common Stock is the average VWAP per share of Common Stock over the ten consecutive trading day period ending on, and including, (x) for purposes of clause (2) above, the trading day immediately preceding the announcement date of the relevant issuance and (y) for purposes of clause (4) in the event of an adjustment not relating to a spin-off and clause (5) above, the trading day immediately preceding the ex-date of the relevant distribution;

•	clause (4) above in the event of an adjustment relating to a spin-off, the “current market price” of the Common Stock, capital stock or similar equity interest, as applicable (in the case of any capital stock or similar equity interest, determined by reference to the definition of “VWAP” as if references therein to the Common Stock were to such capital stock or similar equity interest), is the average VWAP per share over the first ten consecutive trading days commencing on, and including, the ex-date of such distribution; and

•	clause (6) above, the “current market price” of the Common Stock is the average VWAP per share of Common Stock over the ten consecutive trading day period commencing on, and including, the trading day immediately following the expiration date of the relevant tender or exchange offer.
The term “ex-date,” when used with respect to any issuance, dividend or distribution, means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
In addition, the Company may make such increases in each fixed conversion rate as the Company deems advisable if the Board, or an authorized committee thereof, determines that such increase would be in the Company’s best interest or in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Company may only make such a discretionary adjustment if the Company makes the same proportionate adjustment to each fixed conversion rate.
In the event of a taxable distribution to holders of Common Stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in the Company’s discretion, beneficial owners of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, Non-U.S. Holders of the Depositary Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.
If the Company (or an applicable withholding agent) is required to withhold on constructive distributions to a holder and pay the applicable withholding taxes, the Company may, at its option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of Common Stock payable to such holder.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of a share. Prior to the first trading day of the final averaging period, no adjustment to a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that the Company will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the fixed conversion rates (x) on any early conversion date (including in connection with a fundamental change); (y) on the effective date of any fundamental change; and (z) on each trading day of the final averaging period.
No adjustments to the fixed conversion rates will be made if holders may participate (other than in the case of (x) a share subdivision or share combination or (y) a tender or exchange offer), at the same time, upon the same terms and otherwise on the same basis as holders of Common Stock and solely as a result of holding Mandatory Convertible Preferred Stock, in the transaction that would otherwise give rise to such adjustment as if they held, for each share of Mandatory Convertible Preferred Stock, a number of shares of Common Stock equal to the maximum conversion rate then in effect.
The fixed conversion rates will not be adjusted except as provided above. Without limiting the foregoing, the fixed conversion rates will not be adjusted:

(a)	upon the issuance of any Common Stock (or rights with respect thereto) pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in Common Stock under any plan;

(b)	upon the issuance of any Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit or other incentive plan or program of or assumed by the Company or any of its subsidiaries;

(c)	upon the issuance of any Common Stock pursuant to (i) any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Stock were first issued or (ii) the Series A Preferred Stock, if issued;

(d)	for a change solely in the par value of the Common Stock;

(e)	for sales of Common Stock for cash, including the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the maximum conversion price or the minimum conversion price, other than in a transaction described in clause (2) or clause (4) above;

(f)	for stock repurchases that are not tender or exchange offers, including pursuant to structured or derivative transactions;

(g)	as a result of a tender offer solely to holders of fewer than 100 shares of Common Stock;

(h)	as a result of a third-party tender or exchange offer, other than a tender or exchange offer by one of the Company’s subsidiaries as described in clause (6) above; or

(i)	for accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount.”
The Company will, as soon as practicable after the fixed conversion rates are adjusted, provide or cause to be provided written notice of the adjustment to the holders of shares of Mandatory Convertible Preferred Stock. The Company will also upon written request by a beneficial owner of the Depositary Shares deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the floor price. For the avoidance of doubt, if an adjustment is made to the fixed conversion rates, no separate inversely proportionate adjustment will be made to the initial price or the threshold appreciation price because the initial price is equal to $1,000 divided by the maximum conversion rate (as adjusted in the manner described herein) and the threshold appreciation price is equal to $1,000 divided by the minimum conversion rate (as adjusted in the manner described herein).
Whenever any provision of the certificate of designations establishing the terms of the Mandatory Convertible Preferred Stock requires the Company to calculate the VWAP per share of Common Stock over a span of multiple days, the Board, or any authorized committee thereof, will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the stock price and the five-day average price, as the case may be) to account for any adjustments to the fixed conversion rates that become effective, or any event that would require such an adjustment if the record date, ex-date, effective date or expiration date, as the case may be, of such event occurs, during the relevant period used to calculate such prices or values, as the case may be.

If:

•	the record date for a dividend or distribution on the Common Stock occurs after the end of the final averaging period and before the mandatory conversion date, and

•	that dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the holders of Mandatory Convertible Preferred Stock had such record date occurred on or before the last trading day of the final averaging period, then the Company will deem the holders of Mandatory Convertible Preferred Stock to be holders of record, for each share of Mandatory Convertible Preferred Stock that they hold, of a number of shares of Common Stock equal to the conversion rate for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes in the Common Stock
In the event of:

•	any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Company or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of the Company’s and its subsidiaries’ consolidated property and assets;

•	any reclassification of the Common Stock into securities, including securities other than Common Stock; or

•	any statutory exchange of the Company’s securities with another person or binding share exchange (other than in connection with a merger or consolidation), in each case, as a result of which the Common Stock would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each share of Mandatory Convertible Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into Common Stock immediately prior to such reorganization event (such securities, cash and other property, the “exchange property,” with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one share of Common Stock is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock in such reorganization event. The Company will notify holders of the Mandatory Convertible Preferred Stock of such weighted average as soon as practicable after such determination is made. The number of units of exchange property the Company will deliver upon conversion of each share of Mandatory Convertible Preferred Stock or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such reorganization event will be determined as if references to the Common Stock in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder or conversion at the option of the holder upon a fundamental change and/or the description of the relevant dividend payment provisions, as applicable, were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory Convertible Preferred Stock become holders of record of the underlying exchange property). For the purpose of determining which bullet of the definition of conversion rate will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet of such definition is applicable, the value of a unit of exchange property will be determined in good faith by the Board, or an authorized committee thereof, except that if a unit of exchange property includes common stock or ADRs that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the final averaging period of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by the Board, or an authorized committee thereof), or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose. The Company (or any successor to the Company) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event, provide written notice to the holders of Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
Reservation of Shares
The Company will at all times reserve and keep available out of the authorized and unissued Common Stock or shares of Common Stock held in treasury by the Company, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of Common Stock as shall be issuable from time to time upon the conversion of all the shares of Mandatory Convertible Preferred Stock then outstanding (including, for the avoidance of doubt, the maximum additional conversion amount).

Depositary Shares
Each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock and is initially evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance” in this section. Subject to the terms of the deposit agreement, the Depositary Shares are entitled to all rights, preferences, privileges and voting powers of the Mandatory Convertible Preferred Stock, as applicable, in proportion to the fraction of a share of Mandatory Convertible Preferred Stock those Depositary Shares represent.
In this section, references to “holders” of Depositary Shares mean those who have Depositary Shares registered in their own names on the books maintained by the bank depositary and not indirect holders who will own beneficial interests in Depositary Shares registered in the street name of, or issued in book-entry form through, DTC prior to the mandatory conversion of the Mandatory Convertible Preferred Stock.

Conversion
Because each Depositary Share represents a 1/20th interest in a share of Mandatory Convertible Preferred Stock, a holder of Depositary Shares may elect to convert Depositary Shares only in lots of 20 Depositary Shares, either on an early conversion date at the minimum conversion rate of 0.3526 shares of Common Stock per Depositary Share, subject to adjustment, or during a fundamental change conversion period at the fundamental change conversion rate, as described below. For a description of the terms and conditions on which the Mandatory Convertible Preferred Stock is convertible at the option of holders of Mandatory Convertible Preferred Stock, see the sections entitled “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount” herein.
The following table sets forth the fundamental change conversion rate per Depositary Share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount,” based on the effective date of the fundamental change and the stock price in the fundamental change:

	Stock Price
Effective Date	$60.00	$70.00	$80.00	$90.00	$100.00	$118.18	$130.00	$141.80	$160.00	$170.00	$180.00	$190.00	$200.00	$210.00	$220.00
December 13, 2022	0.3841	0.3793	0.3753	0.3719	0.3690	0.3649	0.3628	0.3611	0.3589	0.3579	0.3571	0.3563	0.3557	0.3551	0.3546
December 15, 2023	0.3947	0.3890	0.3840	0.3796	0.3757	0.3701	0.3672	0.3648	0.3618	0.3604	0.3593	0.3583	0.3574	0.3567	0.3560
December 15, 2024	0.4098	0.4039	0.3978	0.3919	0.3863	0.3777	0.3731	0.3692	0.3646	0.3625	0.3608	0.3594	0.3582	0.3572	0.3563
December 15, 2025	0.4231	0.4231	0.4231	0.4231	0.4231	0.4231	0.3846	0.3526	0.3526	0.3526	0.3526	0.3526	0.3526	0.3526	0.3526
The exact stock price and effective date may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change conversion rate per Depositary Share will be determined by straight-line interpolation between the fundamental change conversion rates per Depositary Share set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day or 366-day year, as applicable;

•
if the stock price is in excess of $220.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the minimum conversion rate, divided by 20; and

•
if the stock price is less than $60.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change conversion rate per Depositary Share will be the maximum conversion rate, divided by 20.

On any conversion date for the Mandatory Convertible Preferred Stock, each Depositary Share corresponding to the shares of the Mandatory Convertible Preferred Stock so converted will be entitled to receive 1/20th of the number of shares of Common Stock and the amount of any cash received by the depositary upon conversion of each share of Mandatory Convertible Preferred Stock.

The following table illustrates the conversion rate per Depositary Share, subject to adjustment as described under “Description of Mandatory Convertible Preferred Stock—Anti-dilution Adjustments” herein, based on the applicable market value of the Common Stock:

Applicable market value of Common Stock	Conversion rate per Depositary Share
Greater than the threshold appreciation price	0.3526 shares of Common Stock

Equal to or less than the threshold appreciation price but greater than or equal to the initial price	Between 0.3526 and 0.4231 shares of Common Stock, determined by dividing $50 by the applicable market value

Less than the initial price	0.4231 shares of Common Stock
After delivery of Common Stock by the transfer agent to the bank depositary following conversion of the Mandatory Convertible Preferred Stock, the bank depositary will transfer the proportional number of shares of Common Stock to the holders of Depositary Shares by book-entry transfer through DTC or, if the holders’ interests are in certificated depositary receipts, by delivery of Common Stock certificates for such number of shares of Common Stock.
If the Company (or an applicable withholding agent) is required to withhold on distributions of Common Stock in respect of dividends in arrears or in respect of the net present value of future dividends to a holder and pay the applicable withholding taxes, the Company may, at its option, or an applicable withholding agent may, withhold such taxes from payments of cash or shares of Common Stock payable to such holder.

Fractional Shares
No fractional shares of Common Stock will be issued to holders of Depositary Shares upon conversion. In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of Depositary Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP per share of Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the conversion date.
If more than one Depositary Share is surrendered for, or subject to, conversion at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Depositary Shares so surrendered for, or subject to, conversion.
Dividends and Other Distributions
Each dividend paid on a Depositary Share will be in an amount equal to 1/20th of the dividend paid on the related share of Mandatory Convertible Preferred Stock. So long as Depositary Shares are held of record by the nominee of DTC, declared cash dividends in respect of Depositary Shares will be paid to DTC in same-day funds on each dividend payment date. DTC will credit accounts of its participants in accordance with DTC’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of Depositary Shares in accordance with the instructions of such beneficial owners.
The bank depositary will deliver any cash or shares of Common Stock it receives in respect of dividends on Mandatory Convertible Preferred Stock to the holders of the Depositary Shares in such amounts as are, as nearly as practicable, in proportion to the number of outstanding Depositary Shares held by such holders, on the date of receipt or as soon as practicable thereafter.
The dividend payable on the first dividend payment date, if declared, is expected to be $0.8625 per Depositary Share, and the dividend payable on each subsequent dividend payment date, if declared, is expected to be $0.84375 per Depositary Share.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for Mandatory Convertible Preferred Stock.
No fractional shares of Common Stock will be delivered to the holders of Depositary Shares in respect of dividends. Each holder that would otherwise be entitled to a fraction of a share of Common Stock will instead be entitled to receive a cash adjustment (computed to the nearest cent) based on the average VWAP per share of Common Stock over the five consecutive trading day period ending on, and including, the second trading day immediately preceding the applicable dividend payment date.
The amount paid as dividends or otherwise distributable by the bank depositary with respect to the Depositary Shares or the underlying Mandatory Convertible Preferred Stock will be reduced by any amounts required to be withheld by the Company or the bank depositary on account of taxes or other governmental charges. The bank depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of Mandatory Convertible Preferred Stock until such taxes or other governmental charges are paid.
No Redemption
The Company may not redeem Depositary Shares. However, at the Company’s option, the Company may purchase Depositary Shares from time to time in the open market, by tender offer, exchange offer or otherwise.

Voting the Mandatory Convertible Preferred Stock
Because each Depositary Share represents a 1/20th interest in a share of the Mandatory Convertible Preferred Stock, holders of depositary receipts will be entitled to 1/20th of a vote per share of Mandatory Convertible Preferred Stock under those circumstances in which holders of the Mandatory Convertible Preferred Stock are entitled to a vote, as described under “Description of Mandatory Convertible Preferred Stock—Voting Rights” herein.
When the bank depositary receives notice of any meeting at which the holders of Mandatory Convertible Preferred Stock are entitled to vote, the bank depositary will mail the notice to the record holders of the Depositary Shares relating to the Mandatory Convertible Preferred Stock. Each record holder of Depositary Shares on the record date (which will be the same date as the record date for Mandatory Convertible Preferred Stock) may instruct the bank depositary as to how to vote the amount of Mandatory Convertible Preferred Stock represented by such holder’s Depositary Shares in accordance with these instructions. The bank depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such Depositary Shares in accordance with these instructions, and the Company will take all actions the bank depositary deems necessary in order to enable the bank depositary to do so. The bank depositary will abstain from voting shares of the Mandatory Convertible Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing Mandatory Convertible Preferred Stock.
Modification, Amendment and Termination
Without the consent of the holders of the Depositary Shares, the Company may amend, alter or supplement the depositary agreement or any certificate representing the Depositary Shares for the following purposes:

•	to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

•	to make any provision with respect to matters or questions relating to the Depositary Shares that is not inconsistent with the provisions of the depositary agreement and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares;

•	to make any change reasonably necessary, in the Company’s reasonable determination, to reflect each Depositary Share’s representation of 1/20th of a share of Mandatory Convertible Preferred Stock;

•	to make any change reasonably necessary, in the Company’s reasonable determination, to comply with the procedures of the bank depositary and that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares; or

•	to make any other change that does not materially and adversely affect the rights, preferences, privileges or voting powers of any holder of the Depositary Shares (other than any holder that consents to such change).

With the consent of the record holders of at least a majority of the aggregate number of Depositary Shares then outstanding, the Depositary Shares and any provisions of the deposit agreement may at any time and from time to time be amended, altered or supplemented by agreement between the Company and the depositary; provided that, without the consent of each record holder of an outstanding Depositary Share affected, no such amendment, alteration or supplement will:

•	reduce the number of Depositary Shares the record holders of which must consent to an amendment, alteration or supplement of the Depositary Shares or the deposit agreement;

•	reduce the amount payable or deliverable in respect of the Depositary Shares or extend the stated time for such payment or delivery;

•	impair the right, subject to certain requirements set forth in the deposit agreement, of any owner of Depositary Shares to surrender any receipt evidencing such Depositary Shares to the depositary with instructions to deliver to it the Mandatory Convertible Preferred Stock and all money and/or other property represented thereby;

•	change the currency in which payments in respect of the Depositary Shares or any receipt evidencing such Depositary Shares is made;

•	impair the right of any record holder of Depositary Shares to receive payments or deliveries on its Depositary Shares on or after the due dates therefor or to institute suit for the enforcement of any such payment or delivery;

•	make any change that materially and adversely affects the conversion rights of any record holder of Depositary Shares; or

•	make any change that materially and adversely affects the voting rights of any record holder of Depositary Shares.
The deposit agreement may be terminated by the Company or the depositary only if (a) all outstanding Depositary Shares have been cancelled, upon conversion of the Mandatory Convertible Preferred Stock or otherwise, or (b) there has been made a final distribution in respect of the Mandatory Convertible Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the record holders of the depositary receipts pursuant to the deposit agreement.
Charges of Bank Depositary
The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the bank depositary in connection with the initial deposit of the Mandatory Convertible Preferred Stock. Except as otherwise set forth herein, holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of Mandatory Convertible Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
Withdrawal Rights
A holder of 20 Depositary Shares may withdraw the share of Mandatory Convertible Preferred Stock corresponding to such Depositary Shares, and any cash or other property represented by such Depositary Shares. A holder who withdraws shares of Mandatory Convertible Preferred Stock (and any such cash or other property) will not be required to pay any taxes or duties relating to the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property), except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of such shares of Mandatory Convertible Preferred Stock (and any such cash or other property) in a name other than the name of such holder. Holders of shares of Mandatory Convertible Preferred Stock will not have the right under the deposit agreement to deposit such shares with the depositary in exchange for Depositary Shares.
Listing
The Depositary Shares are listed on the New York Stock Exchange under the symbol “GTLS.PR.B”. The Company has agreed to use its reasonable best efforts to keep the Depositary Shares representing fractional interests in the Mandatory Convertible Preferred Stock listed on the New York Stock Exchange. Listing the Depositary Shares on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their Depositary Shares easily. The Company does not expect there will be any separate public trading market for the shares of the Mandatory Convertible Preferred Stock except as represented by the Depositary Shares.
Form and Notices
The Mandatory Convertible Preferred Stock will be issued in registered form to the bank depositary, and the Depositary Shares will be issued in book-entry only form through DTC prior to the conversion of the Mandatory Convertible Preferred Stock, as described under “—Book-entry, Settlement and Clearance” in this section. The bank depositary will forward to the holders of Depositary Shares all reports, notices and communications from the Company that are delivered to the bank depositary and that the Company is required to furnish to the holders of Mandatory Convertible Preferred Stock.
Book-entry, Settlement and Clearance
The global security
The Depositary Shares have been initially issued in the form of a single registered security in global form (the “global security”). The global security has been deposited with the bank depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in the global security is limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Under procedures established by DTC, ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.
Book-entry procedures for the global security
All interests in the global security are subject to the operations and procedures of DTC. So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the Depositary Shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the bank depositary under the deposit agreement.
As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the Depositary Shares represented by the global security will be made by the bank depositary to DTC’s nominee as the registered holder of the global security. Neither the Company nor the bank depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same- day funds.
Certificated securities
Depositary Shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the Depositary Shares only if:

•	DTC notifies the Company at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

Anti-Takeover Effects of Certain Provisions of the Certificate of Incorporation and the Bylaws
Certain provisions of the Certificate of Incorporation and the Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.
Removal of Directors; Vacancies. The Certificate of Incorporation provides that any director may be removed with or without cause, at any time by the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Bylaws also provide that any vacancies on the Board will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum or by the sole remaining director.
No Cumulative Voting. The Delaware General Corporation Law (the “DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation prohibits cumulative voting.
Calling of Special Meetings of Stockholders. The Certificate of Incorporation and the Bylaws provide that special meetings of the Company’s stockholders may be called at any time only by the chairman of the Board, the Board or a committee of the Board that has been designated by the Board.
Stockholder Action by Written Consent. The DGCL permits stockholder action by written consent unless otherwise provided by the Certificate of Incorporation. The Certificate of Incorporation precludes stockholder action by written consent.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Company’s secretary.
Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting of stockholders or at such other time as specified in the Bylaws. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions in the Certificate of Incorporation and the Bylaws may be amended, altered, repealed or rescinded by stockholders only if approved by a vote of at least 75% of the voting power of all of the outstanding shares of the Company’s stock entitled to vote generally in the election of directors:
•the removal of directors;

•the limitation of stockholder action by written consent;

•the ability to call a special meeting of stockholders being vested solely in the chairman of the Board, the Board and any committee of the Board that has been designated by the Board;

•the advance notice requirements for stockholder proposals and director nominations; and

•the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

In addition, the Certificate of Incorporation grants the Board the authority to amend or repeal the Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation.